Exhibit 3.1
AMARILLO BIOSCIENCES, INC.
RESTATED CERTIFICATE OF FORMATION

ARTICLE I

AMARILLO BIOSCIENCES, INC. (the “Corporation”), pursuant to the provisions of the Texas Business Organizations Code (the “Code”), hereby adopts a Restated Certificate of Formation which accurately states the text of the Certificate of Formation and all amendments thereto that are in effect to date and as further amended by such Restated Certificate of Formation as hereinafter set forth and which contains no other change in any provision thereof except for information permitted to be omitted by the Code. This document becomes effective when filed by the Secretary of State. The Corporation is a Texas for-profit corporation formed June 26, 1984, file number 71028800.

ARTICLE II

This Restated Certificate of Formation amends the Certificate of Formation of the Corporation as follows:

Article One is amended to change the name of the Corporation from AMARILLO BIOSCIENCES, INC. to AINOS, INC.

Article Three is amended to (a) to change reference of the Texas Business Corporate Act to the Texas Business Organizations Code under Article Three, Subsection (1), and to delete Subsections (2) through and including (6).

Article Four is amended to grant the Corporation authority to issue Three Hundred Million (300,000,000) shares of common stock, one-cent ($0.01) par value.

Article Six is amended to be deleted in its entirety.

Article Seven is amended to delete the Corporation’s registered office at 4134 Business Park Drive, Amarillo, Texas 79110 and delete Bernard Cohen as registered agent and to substitute therefor, 1999 Bryan Street, #900, Dallas, Texas 75201 as the registered office of the Corporation and CT Corporation System as the registered agent.

Article Eight is amended to show only the names and addresses of the current Board of Directors of the Corporation.

ARTICLE III

The amendments made by this Restated Certificate of Formation have been effected in conformity with the provisions of the Code and such Restated Certificate of Formation and the amendments made by thereto were duly adopted by the shareholders of the Corporation on the 25th day of January, 2021.

ARTICLE IV

The number of shares of the Corporation outstanding at the time of such adoption was 42,066,172 and the number entitled to vote thereon was 42,066,172. The number of shares voted for such amendments as 29,877,183 and the number of shares voted against such amendments was zero (0).

ARTICLE V

The amendments effect no change in the amount of stated capital of the Corporation.

ARTICLE VI

The Certificate of Formation and all amendments and supplements thereto are hereby superseded by the following Restated Certificate of Formation which accurately copies the entire text thereof and as amended as above set forth:

ARTICLE ONE

The name of the Corporation is AINOS, INC.

ARTICLE TWO

The period of duration of the Corporation is perpetual.

ARTICLE THREE

The purpose or purposes for which the Corporation is organized are to transact all lawful business of every kind and character for which a corporation may be incorporated under the Texas Business Organizations Code.

ARTICLE FOUR

The Corporation shall have authority to issue Three Hundred Million (300,000,000) shares of common stock, one-cent ($0.01) par value.

No holder of shares of any class of the Corporation shall have the preemptive right to subscribe for or acquire additional shares of the Corporation of the same or any other class, whether such shares shall be hereby or hereafter authorized; and no holder of shares of any class of the Corporation shall have any right to acquire any shares which may be held in the Treasury of the Corporation. All such additional or Treasury shares may be sold for such consideration, at such time, and to such person or persons as the Board of Directors may from time to time determine.

The Corporation may purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefore and unrestricted reduction surplus available therefore.

The right to cumulate votes in the election of directors is expressly prohibited.

ARTICLE FIVE

The Corporation shall have the authority to issue Ten Million (10,000,000) shares of preferred stock, one-cent ($0.01) par value. The Board of Directors of the Corporation shall have authority to establish series of the unissued preferred stock of the Corporation by affixing and determining the designations, preferences, limitations, and relative rights, including voting rights, of the shares of any series so established to the same extent that such designations, preferences, limitations and relative rights could be stated if fully set forth in this Restated Certificate of Formation.

ARTICLE SIX

Deleted.

ARTICLE SEVEN

The address of the Corporation’s registered office is 1999 Bryan Street, #900, Dallas, Texas 75201 and the name of its registered agent is CT Corporation System.

ARTICLE EIGHT

CHUN-HSIEN TSAI	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
TING-CHUAN LEE	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
 The names and addresses of the Directors of the Corporation are:

CHUNG-YI TSAI	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
CHUNG-JUNG TSAI	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
HSIU-CHEN CHIU	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
YAO-CHUNG CHIANG	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands
WEN-HAN CHANG	Ainos, Inc.P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road Grand Cayman, KY1-1205 Cayman Islands

ARTICLE NINE

With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by the Texas Business Organizations Code (the “Code”), the affirmative vote of the holders of fifty-one percent (51%) of the shares entitled to vote on that matter is required for shareholder action on that matter. With respect to a matter for which the affirmative vote of the holders of a specified portion of the shares of a class or series is required by the Code, the affirmative vote of the holders of fifty-one percent (51%) of the shares of that class or series is required for action of the holders of that class or series on that matter.

ARTICLE TEN

Except as otherwise provided by the Code, the shareholders of the Corporation are authorized to take any action required or authorized to be taken under the Code or the governing documents of this Corporation at an annual or special meeting of the shareholders of the Corporation, without holding a meeting, providing notice, or taking a vote if shareholders of the Corporation having at least the minimum number of votes that would be necessary to take the action that is the subject of the consent at a meeting, in which each owner or member entitled to vote on the action is present and votes, sign consent or consents stating the action taken.

Execution

The undersigned affirms that the person designated as registered agent in the Restated Certificate of Formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Date: April 15, 2021                                                         AMARILLO BIOSCIENCES, INC.

 /s/ John Junyong Lee
John Junyong Lee
Secretary